UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  May 28, 1996


                          SECURE COMPUTING CORPORATION
             (Exact name of registrant as specified in its charter)


         DELAWARE                       0-27074                  52-1637226
(State or other jurisdiction)   (Commission File Number)       (IRS Employer
      of incorporation                                       Identification No.)


2675 LONG LAKE ROAD
ROSEVILLE, MINNESOTA                                              55113
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code   (612) 628-2700




Item 5.  Other Events.

         On May 28, 1996, Secure Computing Corporation (the "Company") and Border Network Technologies Inc., an Ontario, Canada corporation, ("Border") reached a definitive agreement for the Company to acquire Border.

         The Company will issue 0.5 shares of Common Stock of the Company for each outstanding share of the capital stock of Border. The Company also will grant options to purchase shares of Common Stock of the Company to holders of options and warrants to purchase the capital stock of Border. Each such holder will be granted an option to purchase 0.5 shares of the Company's Common Stock for each share of the capital stock of Border subject to an option or warrant held by such person. The acquisition is expected to be accounted for as a pooling of interests and should close in late August, 1996.

         On June 26, 1996, the Company reached a definitive agreement to acquire Enigma Logic, Inc., a California corporation ("Enigma").

         The Company will issue .112715 shares of Common Stock of the Company for each outstanding share of capital stock of Enigma. The Company also will grant options to purchase shares of Common Stock of the Company to holders of options to purchase the capital stock of Enigma. Each such holder will be granted an option to purchase .112715 shares of the Company's Common Stock for each share of the capital stock of Enigma subject to an option held by such person. The acquisition is expected to be accounted for as a pooling of interests and should close in late August, 1996.

Item 7.  Exhibits.

       99.1   Press Release of Secure Computing Corporation dated May 28, 1996.

       99.2   Press Release of Secure Computing Corporation dated June 26, 1996.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         SECURE COMPUTING CORPORATION



Date:  July 23, 1996                     By /s/ Timothy P. McGurran
                                            -----------------------
                                            Timothy P. McGurran
                                            Vice President of Finance, Treasurer
                                            and Chief Financial Officer



                                  EXHIBIT INDEX

No.      Exhibit No.                                        Page

99.1     Press Release of Secure Computing Corporation      Filed Electronically
         dated May 28, 1996.

99.2     Press Release of Secure Computing Corporation      Filed Electronically
         dated June 26, 1996.